Exhibit 21.1

Subsidiaries of STAAR Surgical Company

Name of Subsidiary	Other Names Under Which it Does Business	State or Other Jurisdiction of Incorporation
STAAR Surgical AG	None	Switzerland
STAAR Japan Inc.	STAAR Japan Kabushiki Kaisha	Japan